A16-040-viii-040-miscviiicac

                      ASSISTANT SECRETARY'S CERTIFICATE


     I, Elba Vasquez, Vice President and Assistant Secretary of each Fund set forth below (the "Funds"), hereby certify the following resolution was adopted by written consent dated June 15, 1998 as to each Fund, and remains in full force and effect:

          RESOLVED, that the Registration Statement and any and all amendments and supplements thereto may be signed by any one of Margaret W. Chambers, Marie E. Connolly, Christopher J. Kelly, Kathleen K. Morrisey, Michael S. Petrucelli, Stephanie Pierce and Elba Vasquez as the attorney-in-fact for the proper officers of the Fund, a with full power of substitution and resubstitution; and that the appointment of each of such persons as such attorney-in-fact hereby is authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement and any and all amendments and supplements thereto, as whom he or she is acting as attorney-in-fact, might or could do in person.

     IN WITNESS WHEREOF, I have hereunto set my hand as Assistant Secretary of the Funds and affixed the seal this 27th day of July, 1998.


                                        /s/ Elba Vasquez
                                            ELBA VASQUEZ


AS TO:

Dreyfus BASIC Money Market Fund, Inc.
Dreyfus BASIC U.S. Government Money Market Fund
Dreyfus California Intermediate Municipal Bond Fund
Dreyfus Connecticut Intermediate Municipal Bond Fund
Dreyfus Massachusetts Intermediate Municipal Bond Fund
Dreyfus New Jersey Intermediate Municipal Bond Fund
Dreyfus Pennsylvania Intermediate Municipal Bond Fund
Dreyfus Premier Value Equity Funds
Dreyfus Strategic Governments Income, Inc.
Dreyfus Income Funds